UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 22, 2017

PetLife Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52445	33-1133537
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

38 West Main St., Hancock, MD	21750
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 473-8543

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2017, PetLife Pharmaceuticals, Inc. (“PetLife”) and Dr. Ralph T. Salvagno, Dr. Vivekananda Ramana, and Dr. Baidvanath Mishra (collectively, Drs. Salvagno, Ramana and Mishra”), entered into an Assignment Agreement in regards to the following:

●	On March 31, 2017, a patent was filed for the treatment of cancer in pets, combining chlorotoxin and plant-based therapeutics. The patent was filed in India titled A Composition for Targeting Cancer in Canines and Humans. The patent protection is for both process and composition thus protecting not only the physical elements of the formulation but also the process by which they are combined. This new patent pending advanced formulation will be the basis for PetLife’s product, Vitalzul™, for the proposed treatment of certain cancers in dogs and cats. The human application will be addressed by management at a later date.

●	On May 9, 2017, the identical patent as filed in India, was filed with the United States Patent and Trademark Office.

The Assignment Agreement between PetLife and Drs. Salvagno, Ramana and Mishra provided an irrevocable assignment of all rights of the patent, which will be effected simultaneous with the issuance of each patent. Drs. Salvagno, Ramana and Mishra, in conjunction with the assignment, will be reimbursed for all expenses related to developing the intellectual property used as a basis for the patent, as well as other applicable expenses related to the patent.

Dr. Ralph Salvagno is the Chief Executive Officer and a Director of PetLife. Dr. Ramana is the Chief Medical Officer of PetLife.

Item 9.01 Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this report:

Exhibit No.	Description

10.6	Assignment Agreement between PetLife Pharmaceuticals, Inc. and Dr. Ralph T. Salvagno dated May 22, 2017

10.7	Assignment Agreement between PetLife Pharmaceuticals, Inc. and Dr. Vivekananda Ramana dated May 22, 2017

10.8	Assignment Agreement between PetLife Pharmaceuticals, Inc. and Dr. Baidvanath Mishra dated May 22, 2017

99.1	Press Release titled “PetLife Files for Patent for the Treatment of Cancer for Pets” as released on May 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETLIFE PHARMACEUTICALS, INC.

(Registrant)

Dated: May 31, 2017	By:	/s/ Ralph T. Salvagno, MD
Ralph T. Salvagno, MD
Chief Executive Officer